EXHIBIT 10.24

FIRST AMENDMENT TO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
OR
AMENDED AND RESTATED SHORT-TERM LOAN AND SECURITY AGREEMENT

Form of Promissory Note

SECOND AMENDED AND RESTATED
SECURED PROMISSORY NOTE (PLAN A)

$[INSERT AMOUNT]	[date or original note]

FOR VALUE RECEIVED, InterMetro Communications, Inc., a Nevada corporation (the "Company"), promises to pay to the order of [INSERT NAME] ("Holder"), at such address as the Holder shall direct, the principal sum of [INSERT AMOUNT] ($INSERT AMOUNT) plus accrued unpaid interest thereon on the earliest of (i) September 30, 2014 (as such date may be extended pursuant to the terms of the Amended Loan Agreement), or (ii) simultaneously with the closing of (A) any transaction as a result of which the holders of the voting equity securities of the Company immediately before such transaction hold less than a majority of the voting equity securities of the acquiring or surviving entity immediately after such transaction or (B) the sale of all or substantially all of the assets of the Company (the "Maturity Date").  This Second Amended and Restated Note (Plan A) is subject to the following terms and conditions:

1.           Second Amended and Restated Note (Plan A).  This Second Amended and Restated Secured Promissory Note ("Second Amended and Restated Note (Plan A)") amends, restates and replaces in its entirety that certain Amended and Restated Secured Convertible Promissory Note dated ___________ in the original principal amount of $______________, which shall be null and void upon the execution of this Second Amended and Restated Note (Plan A) by the Company and its delivery to Holder.  The Amended and Restated Secured Convertible Promissory Note dated _____________ has not been paid in full.

2.           Loan Agreement; Payments.  This Second Amended and Restated Note (Plan A) is issued pursuant to, is secured by, and is subject to the terms and conditions of, that certain Amended and Restated Loan and Security Agreement dated October 5, 2010 among the Company, the Subsidiaries, Holder, the Agent and certain other lenders, as amended by that certain First Amendment thereto dated as of October 1, 2012 (collectively, the "Amended Loan Agreement").  (Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Amended Loan Agreement.)  This Second Amended and Restated Note (Plan A) is one of a duly authorized issue of notes of the Company of substantially like tenor and effect (except for variations necessary to express the name of the payee and the principal amount of the loan) issued pursuant to the Amended Loan Agreement (collectively, the "Lender Notes").  All of the Lender Notes shall rank equally without preference or priority of any kind over one another.  In the event of a conflict between this Second Amended and Restated Note (Plan A) and the Amended Loan Agreement, the terms of the Amended Loan Agreement will govern.  Payments on this Second Amended and Restated Note (Plan A) shall be made in accordance with the terms set forth in the Amended Loan Agreement.

3.           Interest.  This Second Amended and Restated Note (Plan A) shall bear interest on the unpaid principal balance hereof from time to time outstanding at the rate set forth in the Amended Loan Agreement.  Accrued interest shall be payable on the dates set forth in the Amended Loan Agreement, and any accrued interest not paid when due shall thereafter bear interest at the same rate as the principal hereunder.

4.           Default.  Upon the occurrence of any Event of Default (as defined in the Amended Loan Agreement), the entire unpaid principal balance of this Second Amended and Restated Note (Plan A), all accrued and unpaid interest and all Obligations shall become or may be declared to be immediately due and payable, as provided in the Amended Loan Agreement.

5.           General.  Principal of and interest on this Second Amended and Restated Note (Plan A) shall be payable in lawful money of the United States of America.  If a payment hereunder becomes due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension.  The Company agrees to pay all costs and expenses (including without limitation reasonable attorney's fees) incurred by Holder or Agent in connection with the enforcement of this Second Amended and Restated Note (Plan A).  The Company hereby waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Second Amended and Restated Note (Plan A).  This Second Amended and Restated Note (Plan A) is secured by the Amended Loan Agreement and all other present and future security agreements between the Company, Holder and Agent.  Nothing herein shall be deemed to limit any of the terms or provisions of the Amended Loan Agreement or any other present or future document, instrument or agreement, between the Company, Holder and Agent, and all of Holder's rights and remedies hereunder and thereunder are cumulative.  In the event any one or more of the provisions of this Second Amended and Restated Note (Plan A) shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect any other provision of this Second Amended and Restated Note (Plan A) and the remaining provisions of this Second Amended and Restated Note (Plan A) shall remain in full force and effect.  This Second Amended and Restated Note (Plan A) is payable in, and shall be governed by the laws of, the State of California.  Any notices which the Company or the Holder is required or desires to give to the other shall be in writing and shall be deemed to have been given when given as provided in the Amended Loan Agreement.  This Second Amended and Restated Note (Plan A), and the obligations of the Company hereunder, shall be binding upon the Company, and shall inure to the benefit of the Holder, and their respective heirs, executors, administrators, successors and assigns.

6.           No Shareholder Rights.  Nothing contained in this Amended and Restated Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholders of the Company; and no dividends shall be payable or accrued in respect of this Amended and Restated Note or the interest represented hereby.

INTERMETRO COMMUNICATIONS, INC.,
a Nevada corporation

By: /s/ Charles Rice
      Charles Rice, President